Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 27, 2014, with respect to the financial statements and supplemental schedule included in the Annual Report of Flushing Bank 401(k) Savings Plan, previously known as Flushing Savings Bank, FSB 401(k) Savings Plan, on Form 11-K for the year ended December 31, 2013.  We hereby consent to the incorporation by reference of said report in the Registration Statement of Flushing Financial Corporation on Forms S-3 (File No. 333-195182), and Forms S-8 (File Nos. 33-98202, 333-125358, 333-136669, 333-151185, 333-151187, 333-163010, 333-176064, and 333-188776).

/s/ GRANT THORNTON LLP

New York, New York

June 27, 2014